Exhibit 99.1

Editorial Contacts:
Amy Martin
Proxim Corporation
(408) 731-2781
amartin@proxim.com

Lori S. Hultin
LSH Communications for Proxim
(818) 879-4651
lhultin@sbcglobal.net

Proxim Names Michael P. Ressner to Board of Directors

CEO Frank Plastina Named Chairman of the Board

SUNNYVALE, Calif., Dec. 11, 2003 – Proxim Corporation (Nasdaq: PROX), a global leader in wireless networking equipment for Wi-Fi and wide area networks, announced today that Michael P. Ressner has been appointed to the company’s Board of Directors. Additionally, Proxim CEO Frank Plastina has been selected to fill the vacant Chairman of the Board position.

Ressner has extensive financial experience and has held a number of senior management positions with networking, telecommunications and technology companies. He spent over 20 years at Nortel Networks, where he held various senior management positions including Vice President and General Manager of several product lines, Vice President of Finance and CFO of Enterprise Solutions and Vice President of Finance of Carrier Solutions.

“Mike brings a solid financial background to Proxim that is a nice complement to the rest of the board,” said Frank Plastina, Proxim’s Chairman and CEO. “His expertise will be invaluable as Proxim continues its drive towards sustained growth and profitability.”

Ressner currently holds several board positions with companies such as Entrust, Riverstone and Arsenal Digital Solutions. He is also a venture advisor with the Southeast Interactive Technology Fund, Research Triangle Park, NC, which focuses on emerging technology companies, including those in the data storage, wireless communications, imaging and semiconductor sectors.

About Proxim
Proxim Corporation is a global leader in wireless networking equipment for Wi-Fi and wide area networks. The company is providing its enterprise and service provider customers with wireless solutions for public hot spots, voice and data backhaul, enterprise campuses, security and surveillance, broadband wireless access and mobile professionals. This press release and more information about Proxim can be found on the Web at www.proxim.com.

Safe Harbor
This press release may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from Proxim’s expectations in these statements. For additional information regarding risks relating to Proxim’s business, see Proxim Corporation’s Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarter ended June 27, 2003, and March 28, 2003, Current Reports on Form 8-K and other relevant materials filed by Proxim with the SEC. Proxim assumes no obligation and does not intend to update these forward-looking statements.